GE ANNOUNCES SECOND QUARTER 2022 RESULTS
Strong quarter; planned spin-offs on track

•Total orders $18.7B, +2%; organic orders +4%
•Total revenues (GAAP) $18.6B, +2%; adjusted revenues* $17.9B, +5.0% organically*
•Profit margin (GAAP) of (1.3)%, +440 bps; adjusted profit margin* 9.3%, +380 bps organically*
•Continuing EPS (GAAP) of $(0.59), $(0.02); adjusted EPS* $0.78, +$0.56
•Cash from Operating Activities (GAAP) $0.5B, +$0.9B; free cash flow* $0.2B, $(0.0)B, ex. disc. factoring* +$0.0B

BOSTON — July 26, 2022 — GE (NYSE:GE) announced results today for the second quarter ending June 30, 2022.

GE Chairman and CEO and GE Aerospace CEO H. Lawrence Culp, Jr. said, “The GE team delivered a strong second quarter with growth in orders, revenue, and profit, as well as positive free cash flow. Aerospace was a key driver of our performance this quarter as the industry recovery builds momentum. In higher-margin services, GE delivered double-digit revenue growth, with Aerospace up 47 percent compared to last year.”

Culp added, "We are improving delivery, price, and cost performance via lean and decentralization. Notwithstanding this progress, much is still uncertain about the external pressures companies are facing at this moment. We continue to trend toward the low end of our 2022 outlook on all metrics except cash, which is lower due to timing of working capital and Renewable Energy-related orders."

Culp concluded, "We're building meaningfully stronger businesses as we focus on serving our customers and investing through these constraints. We are on track and confident in our plans to form three independent companies positioned to create long-term value."

GE continued to take recent action on its priorities:
•On track to create three independent companies:
◦Announced the new branding of GE's planned future companies: GE Aerospace, GE HealthCare, and GE Vernova, GE's portfolio of energy businesses.
◦Achieved key milestones on the planned GE HealthCare spin: planning to file GE's confidential Form 10 shortly; submitted request for IRS private letter ruling; completed consultation with the European Works Council; announced GE HealthCare will be listed on The Nasdaq Global Select Market under the ticker symbol "GEHC."
•Continued to deliver commercial execution and technology innovations:
◦Future of Flight: announced in July that Delta Air Lines and Qatar Airways selected CFM-International LEAP-1B engines to power their fleets of 737-10 aircraft. Completed the world's first test of a megawatt-class, multi-kilovolt hybrid electric propulsion system at altitude simulating single-aisle commercial flight.
◦Precision Health: launched Voluson Expert 22, artificial intelligence powered ultrasound unlocking new imaging and processing power. Announced partnership with Medtronic, enabling personalized care on the CARESCAPE precision monitoring platform.
◦Energy Transition: secured an order for 9HA combined cycle power plants in Vietnam, the first HA-powered plant in the country. Launched Opus One Distributed Energy Resource Management System to help keep the electric grid safe, secure, and resilient. Introduced Renewable Energy’s newest onshore 3.0-3.4 MW wind turbine platform designed specifically for the North American region.

* Non-GAAP Financial Measure

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 5 - 11 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended June 30			Six months ended June 30
Dollars in millions; per-share amounts in dollars, diluted	2022	2021	Year on Year	2022	2021	Year on Year
GAAP Metrics
Cash from Operating Activities (CFOA)	$508	$(351)	F	$(27)	$(2,991)	99%
Continuing EPS	(0.59)	(0.57)	(4)%	(1.33)	(0.55)	U
Net EPS	(0.78)	(1.08)	28%	(1.78)	(3.70)	52%
Total Revenues	18,646	18,253	2%	35,686	35,323	1%
Profit Margin	(1.3)%	(5.7)%	440 bps	(2.2)%	(2.3)%	10 bps
Non-GAAP Metrics
Free Cash Flow (FCF)-a)	$162	$199	(19)%	$(718)	$(3,162)	77%
Adjusted EPS-b)	0.78	0.22	F	1.02	0.35	F
Organic Revenues	18,280	17,407	5%	34,713	33,702	3%
Adjusted Profit-c)	1,663	918	81%	2,609	1,716	52%
Adjusted Profit Margin-c)	9.3%	5.3%	400 bps	7.6%	5.1%	250 bps
(a- Includes gross additions to PP&E and internal-use software. Excludes Insurance CFOA, CFOA impact from factoring programs discontinued in 2021, CFOA impact from receivables factoring and supply chain finance eliminations, and other items
(b- Excludes Insurance, non-operating benefit costs, gains (losses), restructuring & other charges and other items
(c- Excludes Insurance, interest and other financial charges, non-operating benefit costs, gains (losses), restructuring & other charges and other items, with EFS on a net earnings basis

In the second quarter:
•Following the GE Board authorization of common share repurchases up to $3.0 billion, GE repurchased approximately 4.6 million shares for $0.3 billion under this authorization.
~~•~~GE incurred separation costs of $0.2 billion, primarily related to business separation and employee costs, costs to establish stand-alone functions and information technology systems, professional fees, and other costs to transition to three standalone companies.
•GE estimated the impact on equity of changes in connection with the Financial Accounting Standards Board’s new guidance on accounting for long duration insurance contracts, as well as the adoption of first principles models, that will take effect at the beginning of 2023. Under the accounting guidance, the transition adjustment is to be applied retroactively to January 1, 2021, and GE expects a negative equity impact of about $7.0-8.0 billion after tax, driven primarily by a lower discount rate. Using June 30, 2022 rates, the impact would be $4.0-5.0 billion. This includes a $1.5-2.0 billion after-tax equity impact primarily from adopting the long-term care first principles approach. GE expects to maintain a positive GAAP margin and does not expect any additional cash funding needs as a result of these changes.
•In discontinued operations, GE recorded charges of approximately $0.2 billion related to its run-off Polish BPH mortgage portfolio, primarily driven by more adverse results for banks in ongoing litigation with borrowers. This brings GE's total litigation reserves related to this matter to approximately $1.0 billion. The portfolio has a current gross balance of $2.1 billion1.

2022 Outlook
GE continues to trend toward the low end of its 2022 outlook on all metrics except free cash flow*. Working capital will be pressured as GE protects customers from the impact of supply chain challenges, as well as Renewable Energy-related orders, which together are likely to push out approximately $1 billion of free cash flow* into the future.

1Prior to lower of cost or market (LOCOM) adjustment
* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

GE Aerospace

	Three months ended June 30			Six months ended June 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$6,918	$5,492	26%	$14,124	$10,984	29%
Revenues	6,127	4,840	27%	11,730	9,832	19%
Segment Profit/(Loss)	1,148	176	F	2,057	818	F
Segment Profit/(Loss) Margin	18.7%	3.6%	1,510 bps	17.5%	8.3%	920 bps
Orders of $6.9 billion increased 26% reported and organically with both Commercial Engines and Commercial Services up substantially year-over-year, reflecting continued robust customer demand. Revenues of $6.1 billion were up 27% reported and organically*, with total services up 47% organically*, driven by continued Commercial Services strength from higher shop visit volume and spare part sales. Military also grew due to higher services. Commercial Engines was down, driven by supply chain disruptions impacting deliveries. Segment margin of 18.7% expanded by 1,510 basis points reported and 1,470 basis points organically*, driven by Commercial Services growth, lower Commercial Engine shipments, actions improving pricing structures to address inflation, and contract margin review performance. Looking ahead, GE expects demand to remain strong. The business still expects to achieve greater than 20% growth and $3.8 to $4.3 billion operating profit.

GE HealthCare

	Three months ended June 30			Six months ended June 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$4,807	$4,849	(1)%	$9,616	$9,320	3%
Revenues	4,519	4,454	1%	8,882	8,761	1%
Segment Profit/(Loss)	651	801	(19)%	1,189	1,500	(21)%
Segment Profit/(Loss) Margin	14.4%	18.0%	(360) bps	13.4%	17.1%	(370) bps
Orders of $4.8 billion decreased 1% reported and increased 1% organically against a tough comparison to the second quarter of 2021 when total orders increased 11% organically, as well as COVID-19 impact in China. Services orders increased 5% organically year-over-year, partially offset by a slight decline in equipment orders. Revenues of $4.5 billion increased 1% reported and 4% organically*, with services growing 3% organically* and equipment increasing 5% organically*. Growth was driven by Imaging, Ultrasound, and Healthcare Systems Services, but constrained by continued supply chain challenges as well as COVID-19 impact in China. Segment margin of 14.4% contracted 360 basis points reported and 300 basis points organically* driven by material and logistics inflation. GE now expects mid-single-digit revenue growth versus prior guidance of low-to-mid-single digit growth in 2022 in HealthCare, while closely monitoring hospital capital spending. Due largely to inflation pressure, segment profit is expected to be approximately $3.0 billion, slightly below prior outlook.

* Non-GAAP Financial Measure

Renewable Energy
Will be part of GE Vernova, GE's portfolio of energy businesses

	Three months ended June 30			Six months ended June 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$3,109	$3,209	(3)%	$5,901	$6,724	(12)%
Revenues	3,099	4,049	(23)%	5,970	7,297	(18)%
Segment Profit/(Loss)	(419)	(99)	U	(853)	(333)	U
Segment Profit/(Loss) Margin	(13.5)%	(2.4)%	(1,110) bps	(14.3)%	(4.6)%	(970) bps
Orders of $3.1 billion decreased 3% reported and organically due to continued pressure in the Onshore Wind equipment market reflecting lower U.S. volume resulting from the PTC expiration, as well as the business' international selectivity strategy. This decline was partially offset by growth at Grid and Hydro. Revenues of $3.1 billion decreased 23% reported and 20% organically* due to lower Onshore Wind North America deliveries. Partially offsetting this decline was growth at Grid and Onshore Wind services, excluding repower. Segment margin of (13.5)% contracted 1,110 basis points reported and 1,210 basis points organically*, driven by lower U.S. volume at Onshore Wind, higher net inflation, and new product costs. Grid partially offset this pressure as margins improved from higher volume and benefits of prior restructuring actions. In 2022, GE no longer expects a step-up in profit in Renewable Energy in the second half due to additional U.S. Onshore demand pressure, inflation, and fleet durability actions. Renewable Energy is taking swift action to turn around this business. Given its strong portfolio and fundamental importance in the energy transition, GE is confident in the business' ability to drive profitability over time.

Power
Will be part of GE Vernova, GE's portfolio of energy businesses

	Three months ended June 30			Six months ended June 30
(in millions)	2022	2021	Year on Year	2022	2021	Year on Year
Orders	$4,047	$4,805	(16)%	$8,203	$8,438	(3)%
Revenues	4,202	4,295	(2)%	7,703	8,216	(6)%
Segment Profit/(Loss)	320	299	7%	383	212	81%
Segment Profit/(Loss) Margin	7.6%	7.0%	60 bps	5.0%	2.6%	240 bps
Orders of $4.0 billion decreased 16% reported and 13% organically, driven by lower heavy-duty gas turbine and aeroderivative equipment orders at Gas Power. Services orders also declined, due to lower Gas Power contractual outages. Revenues of $4.2 billion decreased 2% reported but increased 4% organically*. Equipment increased with higher aeroderivative unit shipments. Services was flat on an organic* basis as strong transactional services growth in Gas Power and Power Conversion offset lower Gas Power contractual planned outage volume. Segment margin of 7.6% expanded 60 basis points reported and 30 basis points organically*. Gas Power margins remained resilient from improving price structure to address inflation, as well as aeroderivative and transactional services volume growth, offsetting services mix headwinds. In Steam, margins continued to improve significantly as the business becomes more services focused. Power is set up well to grow profit in 2022 and GE is reaffirming its outlook in the segment for low-single-digit revenue growth, $1.0 to $1.2 billion of operating profit, and margin expansion.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically organic revenues by segment; organic revenues; Aerospace services organic revenues; HealthCare equipment and services organic revenues; and Power services organic revenues (2) profit, specifically organic profit and profit margin by segment; Adjusted profit and profit margin; Adjusted organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), and (3) cash flows, specifically free cash flows (FCF) and FCF excluding discontinued factoring.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

* Non-GAAP Financial Measure

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended June 30	2022	2021	V%	2022	2021	V%	2022	2021	V bps
Aerospace (GAAP)	$6,127	$4,840	27%	$1,148	$176	F	18.7%	3.6%	1,510bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(19)	—		33	6
Aerospace organic (Non-GAAP)	$6,146	$4,839	27%	$1,116	$171	F	18.2%	3.5%	1,470bps

HealthCare (GAAP)	$4,519	$4,454	1%	$651	$801	(19)%	14.4%	18.0%	(360)bps
Less: acquisitions	49	—		(29)	(5)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(166)	—		(40)	(18)
HealthCare organic (Non-GAAP)	$4,636	$4,453	4%	$720	$824	(13)%	15.5%	18.5%	(300)bps

Renewable Energy (GAAP)	$3,099	$4,049	(23)%	$(419)	$(99)	U	(13.5)%	(2.4)%	(1,110)bps
Less: acquisitions	—	(10)		—	(4)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(151)	2		40	(12)
Renewable Energy organic (Non-GAAP)	$3,250	$4,058	(20)%	$(459)	$(83)	U	(14.1)%	(2.0)%	(1,210)bps

Power (GAAP)	$4,202	$4,295	(2)%	$320	$299	7%	7.6%	7.0%	60bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	162		—	—
Less: foreign currency effect	(106)	8		(13)	(5)
Power organic (Non-GAAP)	$4,309	$4,125	4%	$333	$304	10%	7.7%	7.4%	30bps

ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(In millions)	Revenue			Segment profit (loss)			Profit margin
Six months ended June 30	2022	2021	V%	2022	2021	V%	2022	2021	V bps
Aerospace (GAAP)	$11,730	$9,832	19%	$2,057	$818	F	17.5%	8.3%	920bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(28)	1		49	7
Aerospace organic (Non-GAAP)	$11,758	$9,831	20%	$2,008	$810	F	17.1%	8.2%	890bps

HealthCare (GAAP)	$8,882	$8,761	1%	$1,189	$1,500	(21)%	13.4%	17.1%	(370)bps
Less: acquisitions	115	—		(58)	(5)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(252)	—		(69)	(19)
HealthCare organic (Non-GAAP)	$9,019	$8,761	3%	$1,316	$1,523	(14)%	14.6%	17.4%	(280)bps

Renewable Energy (GAAP)	$5,970	$7,297	(18)%	$(853)	$(333)	U	(14.3)%	(4.6)%	(970)bps
Less: acquisitions	—	(21)		—	(8)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(211)	3		57	(6)
Renewable Energy organic (Non-GAAP)	$6,180	$7,315	(16)%	$(910)	$(319)	U	(14.7)%	(4.4)%	(1,030)bps

Power (GAAP)	$7,703	$8,216	(6)%	$383	$212	81%	5.0%	2.6%	240bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	318		—	—
Less: foreign currency effect	(175)	(9)		(18)	(28)
Power organic (Non-GAAP)	$7,879	$7,907	—%	$401	$240	67%	5.1%	3.0%	210bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2022	2021	V%	2022	2021	V%
Total revenues (GAAP)	$18,646	$18,253	2%	$35,686	$35,323	1%
Less: Insurance revenues	765	783		1,533	1,538
Adjusted revenues (Non-GAAP)	$17,880	$17,470	2%	$34,153	$33,785	1%
Less: acquisitions	50	(10)		116	(21)
Less: business dispositions	—	63		—	109
Less: foreign currency effect	(450)	10		(677)	(5)
Organic revenues (Non-GAAP)	$18,280	$17,407	5%	$34,713	$33,702	3%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

AEROSPACE SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
In millions)	2022	2021	V%	2022	2021	V%
Aerospace services revenues (GAAP)	$4,370	$2,974	47%	$8,319	$6,120	36%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(14)	—		(20)	1
Aerospace services organic revenues (Non-GAAP)	$4,384	$2,974	47%	$8,339	$6,119	36%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

HEALTHCARE EQUIPMENT AND SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2022	2021	V%	2022	2021	V%
HealthCare equipment revenues (GAAP)	$2,337	$2,257	4%	$4,593	$4,484	2%
Less: acquisitions	48	—		113	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(84)	—		(126)	—
HealthCare equipment organic revenues (Non-GAAP)	$2,373	$2,257	5%	$4,606	$4,484	3%

HealthCare services revenues (GAAP)	$2,182	$2,197	(1)%	$4,288	$4,278	—%
Less: acquisitions	1	—		2	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(82)	—		(127)	—
HealthCare services organic revenues (Non-GAAP)	$2,263	$2,197	3%	$4,413	$4,278	3%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

POWER SERVICES ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2022	2021	V%	2022	2021	V%
Power services revenues (GAAP)	$3,006	$3,224	(7)%	$5,542	$5,904	(6)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	162		—	318
Less: foreign currency effect	(49)	4		(80)	(4)
Power services organic revenues (Non-GAAP)	$3,055	$3,058	—%	$5,621	$5,590	1%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2022	2021	V%	2022	2021	V%
Total revenues (GAAP)	$18,646	$18,253	2%	$35,686	$35,323	1%
Less: Insurance revenues	765	783		1,533	1,538
Adjusted revenues (Non-GAAP)	$17,880	$17,470	2%	$34,153	$33,785	1%

Total costs and expenses (GAAP)	$17,680	$20,023	(12)%	$35,319	$37,529	(6)%
Less: Insurance cost and expenses	593	550		1,136	1,167
Less: interest and other financial charges	379	472		769	957
Less: non-operating benefit cost (income)	(134)	517		(271)	947
Less: restructuring & other	35	225		73	338
Less: debt extinguishment costs	—	1,416		—	1,416
Less: separation costs	207	—		327	—
Less: Steam asset sale impairment	1	—		825	—
Less: Russia and Ukraine charges	—	—		230	—
Add: noncontrolling interests	19	(3)		47	1
Add: EFS benefit from taxes	(61)	(47)		(108)	(78)
Adjusted costs (Non-GAAP)	$16,557	$16,793	(1)%	$32,168	$32,627	(1)%

Other income (loss) (GAAP)	$(1,210)	$733	U	$(1,137)	$1,406	U
Less: gains (losses) on equity securities	(1,552)	497		(1,770)	844
Less: restructuring & other	—	—		3	7
Less: gains (losses) on purchases and sales of business interests	2	(5)		6	(2)
Adjusted other income (loss) (Non-GAAP)	$340	$241	41%	$625	$558	12%

Profit (loss) (GAAP)	$(244)	$(1,037)	76%	$(770)	$(799)	4%
Profit (loss) margin (GAAP)	(1.3)%	(5.7)%	440bps	(2.2)%	(2.3)%	10bps

Adjusted profit (loss) (Non-GAAP)	$1,663	$918	81%	$2,609	$1,716	52%
Adjusted profit (loss) margin (Non-GAAP)	9.3%	5.3%	400bps	7.6%	5.1%	250bps

We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED ORGANIC PROFIT (NON-GAAP)	Three months ended June 30				Six months ended June 30
(Dollars in millions)	2022	2021	V%		2022	2021	V%
Adjusted profit (loss) (Non-GAAP)	$1,663	$918	81%		$2,609	$1,716	52%
Less: acquisitions	(35)	(9)			(69)	(13)
Less: business dispositions	—	4			—	8
Less: foreign currency effect	13	(18)			14	(23)
Adjusted organic profit (loss) (Non-GAAP)	$1,685	$941	79%		$2,664	$1,744	53%

Adjusted profit (loss) margin (Non-GAAP)	9.3%	5.3%	400	bps	7.6%	5.1%	250bps
Adjusted organic profit (loss) margin (Non-GAAP)	9.2%	5.4%	380	bps	7.7%	5.2%	250bps

We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, which includes translational and transactional impacts, as these activities can obscure underlying trends.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2022	2021	V%	2022	2021	V%
Earnings (loss) from continuing operations (GAAP)	$(648)	$(626)	(4)%	$(1,456)	$(604)	U
Insurance earnings (pre-tax)	175	232		402	374
Tax effect on Insurance earnings	(38)	(51)		(87)	(82)
Less: Insurance earnings (net of tax)	137	181		315	292
Earnings (loss) excluding Insurance (Non-GAAP)	$(785)	$(808)	3%	$(1,771)	$(897)	(97)%
Non-operating benefit (cost) income (pre-tax) (GAAP)	134	(517)		271	(947)
Tax effect on non-operating benefit (cost) income	(28)	109		(57)	199
Less: non-operating benefit (cost) income (net of tax)	106	(409)		214	(748)
Gains (losses) on purchases and sales of business interests (pre-tax)	2	(5)		6	(2)
Tax effect on gains (losses) on purchases and sales of business interests	29	1		28	1
Less: gains (losses) on purchases and sales of business interests (net of tax)	31	(4)		34	(2)
Gains (losses) on equity securities (pre-tax)	(1,552)	497		(1,770)	844
Tax effect on gains (losses) on equity securities(a)(b)	14	195		(6)	77
Less: gains (losses) on equity securities (net of tax)	(1,537)	692		(1,776)	921
Restructuring & other (pre-tax)	(35)	(225)		(70)	(331)
Tax effect on restructuring & other	7	7		15	29
Less: restructuring & other (net of tax)	(28)	(218)		(55)	(302)
Debt extinguishment costs (pre-tax)	—	(1,416)		—	(1,416)
Tax effect on debt extinguishment costs	—	297		—	297
Less: Debt extinguishment costs (net of tax)	—	(1,119)		—	(1,119)
Separation costs (pre-tax)	(207)	—		(327)	—
Tax effect on separation costs	28	—		8	—
Less: separation costs (net of tax)	(179)	—		(318)	—
Steam asset sale impairment (pre-tax)	(1)	—		(825)	—
Tax effect on Steam asset sale impairment	—	—		84	—
Less: Steam asset sale impairment (net of tax)	(1)	—		(741)	—
Russia and Ukraine charges (pre-tax)	—	—		(230)	—
Tax effect on Russia and Ukraine charges	—	—		15	—
Less: Russia and Ukraine charges (net of tax)	—	—		(215)	—
Less: Accretion of redeemable noncontrolling interest (pre-tax and net of tax)	—	(2)		—	—
Less: U.S. and foreign tax law change enactment	(37)	8		(37)	8
Less: Tax loss related to GECAS transaction	—	—		—	(44)
Adjusted earnings (loss) (Non-GAAP)	$861	$244	F	$1,124	$389	F

(a) Includes tax benefits available to offset the tax on gains in equity securities.
(b) Includes related tax valuation allowances.

* Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In dollars)	2022	2021	V%	2022	2021	V%
Earnings (loss) per share from continuing operations (GAAP)	$(0.59)	$(0.57)	(4)%	$(1.33)	$(0.55)	U
Insurance earnings (pre-tax)	0.16	0.21		0.37	0.34
Tax effect on Insurance earnings	(0.03)	(0.05)		(0.08)	(0.07)
Less: Insurance earnings (net of tax)	0.12	0.17		0.29	0.27
Earnings (loss) per share excluding Insurance (Non-GAAP)	$(0.71)	$(0.74)	4%	$(1.61)	$(0.82)	(96)%
Non-operating benefit (cost) income (pre-tax) (GAAP)	0.12	(0.47)		0.25	(0.86)
Tax effect on non-operating benefit (cost) income	(0.03)	0.10		(0.05)	0.18
Less: non-operating benefit (cost) income (net of tax)	0.10	(0.37)		0.19	(0.68)
Gains (losses) on purchases and sales of business interests (pre-tax)	—	—		0.01	—
Tax effect on gains (losses) on purchases and sales of business interests	0.03	—		0.03	—
Less: gains (losses) on purchases and sales of business interests (net of tax)	0.03	—		0.03	—
Gains (losses) on equity securities (pre-tax)	(1.41)	0.45		(1.61)	0.77
Tax effect on gains (losses) on equity securities(a)(b)	0.01	0.18		(0.01)	0.07
Less: gains (losses) on equity securities (net of tax)	(1.40)	0.63		(1.62)	0.84
Restructuring & other (pre-tax)	(0.03)	(0.21)		(0.06)	(0.30)
Tax effect on restructuring & other	0.01	0.01		0.01	0.03
Less: restructuring & other (net of tax)	(0.03)	(0.20)		(0.05)	(0.28)
Debt extinguishment costs (pre-tax)	—	(1.29)		—	(1.29)
Tax effect on debt extinguishment costs	—	0.27		—	0.27
Less: Debt extinguishment costs (net of tax)	—	(1.02)		—	(1.02)
Separation costs (pre-tax)	(0.19)	—		(0.30)	—
Tax effect on separation costs	0.03	—		0.01	—
Less: separation costs (net of tax)	(0.16)	—		(0.29)	—
Steam asset sale impairment (pre-tax)	—	—		(0.75)	—
Tax effect on Steam asset sale impairment	—	—		0.08	—
Less: Steam asset sale impairment (net of tax)	—	—		(0.67)	—
Russia and Ukraine charges (pre-tax)	—	—		(0.21)	—
Tax effect on Russia and Ukraine charges	—	—		0.01	—
Less: Russia and Ukraine charges (net of tax)	—	—		(0.20)	—
Less: Accretion of redeemable noncontrolling interest (pre-tax and net of tax)	—	—		—	—
Less: U.S. and foreign tax law change enactment	(0.03)	0.01		(0.03)	0.01
Less: Tax loss related to GECAS transaction	—	—		—	(0.04)
Adjusted earnings (loss) per share (Non-GAAP)	$0.78	$0.22	F	$1.02	$0.35	F

(a) Includes tax benefits available to offset the tax on gains in equity securities.
(b) Includes related tax valuation allowances.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2022.

* Non-GAAP Financial Measure

FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2022	2021	V$	2022	2021	V$
CFOA (GAAP)	$508	$(351)	$859	$(27)	$(2,991)	$2,963
Less: Insurance CFOA	70	(16)		55	44
CFOA excluding Insurance (Non-GAAP)	$438	$(336)	$773	$(82)	$(3,035)	$2,953
Add: gross additions to property, plant and equipment	(320)	(267)		(660)	(599)
Add: gross additions to internal-use software	(26)	(26)		(48)	(49)
Less: separation costs cash expenditures	(20)	—		(22)	—
Less: taxes related to business sales	(50)	(6)		(50)	(6)
Less: CFOA impact from factoring programs discontinued in 2021	—	(2,706)		—	(2,706)
Less: CFOA impact from receivables factoring and supply chain finance eliminations	—	1,884		—	2,191
Free cash flows (Non-GAAP)	$162	$199	$(37)	$(718)	$(3,162)	$2,444
Less: prior period CFOA impact from factoring programs discontinued in 2021(a)	—	67		—	(711)
Free cash flows excluding discontinued factoring (Non-GAAP)	$162	$132	$30	$(718)	$(2,451)	$1,733
(a) Represents the CFOA impact from cash that GE would have otherwise collected had customer receivables not been previously sold in factoring programs that have now been discontinued.
We believe investors may find it useful to compare free cash flows* performance without the effects of cash used for operating activities related to our run-off Insurance business, separation costs cash expenditures and eliminations related to our receivables factoring and supply chain finance programs. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flows. The CFOA impact from receivables factoring and supply chain finance eliminations represents activity related to those internal programs previously facilitated for our industrial segments by our Working Capital Solutions business. We completed the exit from all internal factoring and supply chain finance programs in 2021.

* Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position and on the global supply chain and world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; the impacts of the COVID-19 pandemic; planned and potential transactions, including our plan to pursue spin-offs of HealthCare and our combined Renewable Energy, Power and Digital businesses; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; our funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•our success in executing and completing asset dispositions or other transactions, including our plan to pursue spin-offs of HealthCare and our combined Renewable Energy, Power and Digital businesses, and sales of our equity ownership positions in Baker Hughes and AerCap, the timing of closing for such transactions, the ability to satisfy closing conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, the value of securities and other financial assets (including our equity ownership positions in Baker Hughes and AerCap, and expected equity interest in HealthCare after its spin-off), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position;
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and virus variants and resurgences; of businesses’ and governments’ responses to the pandemic, such as continued or new government-imposed lockdowns and travel restrictions; and of individual factors such as aviation passenger confidence, on our operations and personnel, on commercial activity and demand across our and our customers’ businesses, and on global supply chains;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the capital structures of the three public companies that we plan to form from our businesses, the timing and amount of dividends, share repurchases, organic investments, and other priorities;
•downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•our liquidity and the amount and timing of our cash flows and earnings, which may be impacted by macroeconomic, customer, supplier, competitive, contractual and other dynamics and conditions;
•capital and liquidity needs associated with our financial services operations, including in connection with our run-off insurance operations and Bank BPH, the amount and timing of any required capital contributions and any strategic actions that we may pursue;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, changes in the rates of investment or economic growth globally or in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as secular, cyclical and competitive pressures across our businesses; pricing, cost and volume, the timing of customer investment and other factors in renewable energy markets; demand for air travel and other dynamics related to the COVID-19 pandemic; conditions in key geographic markets; and other shifts in the competitive landscape for our products and services;

•operational execution by our businesses, including the success in improving operational performance at our Renewable Energy business, and the performance of Aerospace amidst the ongoing market recovery;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including uncertainty relating to the U.S. wind Production Tax Credit and other policies), and the effects of tax law changes;
•our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, Bank BPH and other investigative and legal proceedings;
•the impact of actual or potential quality issues or failures of our products or third-party products with which our products are integrated, and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information
Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast
GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Whitney Mercer, 857.303.3079
whitney.mercer@ge.com